    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 18, 2000
                                               REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM F-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

 UNITED DOMINION INDUSTRIES LIMITED               CANADA                    98-0125322
    (Exact name of registrant as       (State or other jurisdiction      (I.R.S. Employer
          specified in its                          of                Identification Number)
 charter -- guarantor of guaranteed   incorporation or organization)
          debt securities)
   UNITED DOMINION HOLDINGS, INC.                DELAWARE                   56-2013566
    (Exact name of registrant as       (State or other jurisdiction      (I.R.S. Employer
          specified in its                          of                Identification Number)
 charter -- guarantor of guaranteed   incorporation or organization)
          debt securities)
  UNITED DOMINION INDUSTRIES, INC.               DELAWARE                   98-0013789
    (Exact name of registrant as       (State or other jurisdiction      (I.R.S. Employer
          specified in its                          of                Identification Number)
charter -- issuer of guaranteed debt  incorporation or organization)
            securities)

                          2300 ONE FIRST UNION CENTER
                            301 SOUTH COLLEGE STREET
                      CHARLOTTE, NORTH CAROLINA 28202-6039
                                 (704) 347-6800
   (Address and telephone number of registrants' principal executive offices)
                             ---------------------
                                RICHARD L. MAGEE
                       UNITED DOMINION INDUSTRIES LIMITED
                          2300 ONE FIRST UNION CENTER
                            301 SOUTH COLLEGE STREET
                      CHARLOTTE, NORTH CAROLINA 28202-6039
                                 (704) 347-6800
           (Name, address and telephone number of agent for service)
                             ---------------------
                                WITH COPIES TO:

                  STEPHEN M. LYNCH                                    B. ANDREW PICKENS, JR.
          ROBINSON, BRADSHAW & HINSON, P.A.                     MCGUIRE, WOODS, BATTLE & BOOTHE LLP
         101 NORTH TRYON STREET, SUITE 1900                     100 NORTH TRYON STREET, SUITE 2900
           CHARLOTTE, NORTH CAROLINA 28246                     CHARLOTTE, NORTH CAROLINA 28202-4011
                   (704) 377-2536                                         (704) 373-8999

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ] ________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM              PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF        AMOUNT TO BE           OFFERING PRICE PER            AGGREGATE OFFERING            AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED(1)               UNIT(2)                       PRICE(2)             REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Guaranteed debt securities      $200,000,000                  100%                      $200,000,000                $52,800
of United Dominion
Industries, Inc.
---------------------------------------------------------------------------------------------------------------------------------
Guarantees of debt                   (3)                      (3)                           (3)                    None (4)
  securities
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Or, if guaranteed debt securities are issued in a currency or composite currency other than United States dollars, the amount in that currency which will result in an aggregate initial offering price equal to $200,000,000.
(2) Estimated for the sole purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(3) The debt securities of United Dominion Industries, Inc. being registered will be guaranteed by United Dominion Industries Limited and United Dominion Holdings, Inc. United Dominion Industries, Inc. is a direct subsidiary of United Dominion Holdings, Inc. and a direct and indirect wholly owned subsidiary of United Dominion Industries Limited.
(4) Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees of the debt securities being registered. No separate consideration will be received for the guarantees.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. Neither this prospectus nor any prospectus supplement is an offer to sell these securities or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED JANUARY 18, 2000

PROSPECTUS

                                  $200,000,000

                        UNITED DOMINION INDUSTRIES, INC.

                                     [LOGO]

                           GUARANTEED DEBT SECURITIES

                         UNCONDITIONALLY GUARANTEED BY

                       UNITED DOMINION INDUSTRIES LIMITED
                                      AND
                         UNITED DOMINION HOLDINGS, INC.

GUARANTEED DEBT SECURITIES--

     - We may use this prospectus from time to time to offer unsecured guaranteed debt securities in one or more series.

     - The guaranteed debt securities will be guaranteed by United Dominion Holdings, Inc. and United Dominion Industries Limited, respectively the direct and indirect parent corporation of United Dominion Industries, Inc.

     - The debt securities will be issued under the terms of an indenture, which is described in this prospectus.

     - The specific terms of each series of guaranteed debt securities issued will be described in detail in a supplement to this prospectus.

     - We may sell guaranteed debt securities directly to purchasers, through underwriters, dealers or agents or through any combination of these methods.

     - A supplement to this prospectus will name any underwriters, dealers or agents involved in the sale of our guaranteed debt securities and describe their compensation.

     - We are based in Charlotte, North Carolina and manufacture products for industrial customers worldwide.

   BEFORE MAKING ANY INVESTMENT IN US, YOU SHOULD CONSIDER CAREFULLY THE RISK
     FACTORS BEGINNING ON PAGE 1 AND READ THE APPLICABLE SUPPLEMENT TO THIS
                                  PROSPECTUS.

     This prospectus may not be used to consummate sales of these guaranteed debt securities unless accompanied by a prospectus supplement. The prospectus supplement may update or change information contained in this prospectus.

     Neither the Securities and Exchange Commission nor any state or Canadian provincial securities commission has approved any of these securities or determined that this prospectus or any supplement to it is accurate or complete. Any representation to the contrary is a criminal offense.
                           -------------------------

               The date of this prospectus is              , 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Risk Factors................................................    1
Where You Can Find More Information; Incorporation by
  Reference.................................................    3
Special Note of Caution Regarding Forward-Looking
  Statements................................................    4
The Company.................................................    6
The Offering................................................    8
Prospectus Supplement.......................................    8
Use of Proceeds.............................................    8
Ratio of Earnings to Fixed Charges..........................    9
Description of Guaranteed Debt Securities and Guarantees....   10
Plan of Distribution........................................   32
Legal Matters...............................................   33
Experts.....................................................   34

                                  RISK FACTORS

     In addition to the other information contained in this prospectus, you should consider carefully the following risk factors before investing in any of our guaranteed debt securities.

OUR SALES AND PROFITABILITY ARE SENSITIVE TO ECONOMIC CONDITIONS, AND SOME OF OUR BUSINESSES ARE CYCLICAL AND SEASONAL.

     Our sales and profitability are sensitive to domestic and international economic conditions because we market industrial equipment and other products principally to industrial and commercial customers. To a lesser extent, our business is sensitive to cyclical swings in construction and capital spending. In addition, our machinery businesses, which manufacture soil, asphalt and landfill compactors and specialty agricultural equipment, and portions of our other businesses are seasonal and have historically produced weaker results in the first quarter of each calendar year, primarily because of adverse weather conditions that affect the sales of those products during the winter months.

OUR SIGNIFICANT AND INCREASING INTERNATIONAL OPERATIONS EXPOSE US TO ADDITIONAL RISKS.

     International operations necessarily are subject to risks in addition to those encountered in the United States and Canada. These additional risks, including stability of governments, currency fluctuations and exchange controls, export controls, tax changes, labor difficulties, price controls and other governmental factors, are difficult to appraise and could significantly affect our international businesses. We operate over 25 manufacturing facilities and employ over 3,500 people outside the United States and Canada. In addition, we are emphasizing the expansion of our international sales and operations as a key element of our strategy.

OUR ACQUISITION STRATEGY INVOLVES RISKS IF ACQUISITIONS ARE COMPLETED.

     Our strategy of continuing to grow by acquiring existing businesses presents a number of risks, including:

     - assumption of unanticipated liabilities and contingencies

     - diversion of management's attention

     - possible reduction of our earnings because of:

          -- difficulties of integrating numerous acquired businesses

          -- increased interest costs

     Acquired businesses may not achieve the same levels of revenue, profit or productivity as our existing operations and may not otherwise perform as we expect. To make acquisitions, we might incur additional debt, issue additional stock (which would dilute the relative stock holdings of our existing shareholders), or both. Our ability to complete acquisitions depends on the availability of acquisition candidates at suitable prices and the availability of funds.

WE HAVE RETAINED THE RISK OF POTENTIAL LIABILITIES OF BUSINESS UNITS WE HAVE
SOLD.

     Over the past several years we have sold several significant business units and have retained the risk of potential liabilities arising from events or circumstances that occurred while we owned those businesses. Many of the businesses we have sold in recent years, such as Varco-Pruden, a manufacturer of metal buildings sold in 1997, and Dominion Bridge, a construction and engineering company sold in 1994, participate in the construction industry. Our liabilities related to those businesses may not arise for many years. In addition, it is not possible to determine the amount, if any, of these potential liabilities.

BECAUSE OF OUR HOLDING COMPANY STRUCTURE, WE ARE SUBJECT TO POSSIBLE LEGAL RESTRICTIONS ON OUR SUBSIDIARIES' ABILITY TO PROVIDE FUNDS NECESSARY TO REPAY THE GUARANTEED DEBT SECURITIES. ADDITIONALLY, CLAIMS OF CREDITORS OF OUR SUBSIDIARIES MAY EFFECTIVELY BE SENIOR TO OUR GUARANTEED DEBT SECURITIES.

     Our holding company structure results in the principal risks that our subsidiaries may be restricted by contractual provisions or applicable laws from providing us the cash that we need to pay holding company debt service obligations, including payments on any guaranteed debt securities we offer under this prospectus, and that in any liquidation, reorganization or insolvency proceeding involving us, your claim as a holder of any guaranteed debt securities we offer under this prospectus will be effectively subordinated to the claims of holders of any indebtedness or preferred stock of our subsidiaries (other than United Dominion Industries, Inc. and United Dominion Holdings, Inc.). Our subsidiary companies conduct a substantial part of our business and own a substantial part of our operating assets.

        WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

     United Dominion Industries Limited files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") and the Canadian securities regulatory authorities. You may read and copy (upon the payment of fees prescribed by the SEC) any document that we file with the SEC at its public reference rooms in Washington, D.C. (450 Fifth Street, N.W. 20549), New York, New York, (7 World Trade Center, Suite 1300 10048) and Chicago, Illinois (500 West Madison Street, Suite 1400 60661). You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Because United Dominion Industries Limited, as a Canadian foreign private issuer, is not required to file, and historically has not filed, its reports electronically with the SEC, electronic filings are not available on the SEC's EDGAR database. However, United Dominion Industries Limited does electronically file its Annual Report on Form 10-K and its proxy statement (but not its quarterly reports on Form 10-Q or current reports on Form 8-K) with Canadian securities regulatory authorities and you may access those filings at the web site maintained on behalf of the Canadian securities regulatory authorities at http://www.sedar.com. We may in the future file reports electronically with the SEC and, to the extent we do so, you may access those reports at the web site maintained by the SEC at http://www.sec.gov. In addition, our reports, proxy statements and other information filed with the SEC may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" into this prospectus the information United Dominion Industries Limited files with them. This means that we can disclose important financial and other information in our SEC filings by referring you to the documents containing this information. All information incorporated by reference is part of this prospectus, unless that information is updated and superseded by the information contained in this prospectus or by any information filed subsequently that is incorporated by reference or by any prospectus supplement. Any prospectus supplement or any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus or any prior prospectus supplement. We incorporate by reference the documents listed below and any future filings made by United Dominion Industries Limited with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities we offer with this prospectus:

     - Annual Report on Form 10-K for the year ended December 31, 1998;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999; and

     - Current Report on Form 8-K dated January 18, 2000.

     The financial statements included in these documents have been prepared in accordance with Canadian generally accepted accounting principles, rather than United States generally accepted accounting principles. Where required by the SEC, these documents include information reconciling the financial statements to United States generally accepted accounting principles. Except to the extent we otherwise indicate, all financial statements of United Dominion Industries Limited, and all information derived from those financial statements, included in this prospectus have been prepared in accordance with Canadian generally accepted accounting principles.

     This prospectus is part of a registration statement on Form F-3 that we have filed with the SEC relating to the guaranteed debt securities. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement and accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our guaranteed debt securities. The registration statement, exhibits and schedules also are available at the SEC's public reference rooms or through its EDGAR database on the internet.

     You may obtain a copy of these filings, at no cost, by writing, telephoning or e-mailing us at the following address:

          United Dominion Industries Limited
          2300 One First Union Center
          301 South College Street
          Charlotte, North Carolina 28202-6039
          Attention: Corporate Communications
          Telephone: (704) 347-6800
          E-mail: rmagee@uniteddominion.com

     United Dominion Holdings, Inc. and United Dominion Industries, Inc. are consolidated subsidiaries of United Dominion Industries Limited. United Dominion Holdings, Inc. and United Dominion Industries, Inc. do not file separate reports with the SEC.

     You should rely only on the information provided in this prospectus or any prospectus supplement or that is incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state or province where the offer is not permitted. Information is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies.

     As used in this prospectus, the terms "we", "us" and "our" refer to United Dominion Industries Limited and its subsidiaries (including United Dominion Holdings, Inc. and United Dominion Industries, Inc.), except when used in describing the offer and sale of the guaranteed debt securities, in which case those terms refer solely to United Dominion Industries, Inc. as the issuer of the guaranteed debt securities and to United Dominion Industries Limited and United Dominion Holdings, Inc. as the guarantors of the debt securities. Unless otherwise specified, the terms of the guaranteed debt securities as described herein apply to each of United Dominion Industries, Inc., United Dominion Industries Limited and United Dominion Holdings, Inc.

          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in (a) this prospectus under the caption "Risk Factors," (b) any applicable prospectus supplement and (c) the documents incorporated by reference into this prospectus may constitute "forward-looking statements" within the meaning of federal securities laws. Forward-looking statements are based on our management's beliefs, assumptions, and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from our expectations are:

     - Changes in global economic conditions

     - Changes in the current business environment, both in North America and abroad, including interest rates and consumer and capital spending

     - Fluctuations in our raw material prices

     - Increased competition and the introduction of new competitive products

     - Changes in laws and regulations, including those affecting taxes and environmental matters

     - Technological developments and technological issues

     - Continuation of the favorable environment in which to make acquisitions, in North America and internationally, including regulatory requirements and the availability of acquisition candidates at affordable prices

     - Our ability to identify and complete acquisitions and successfully integrate the businesses we acquire

     - Other factors described in this prospectus, any prospectus supplement or the documents United Dominion Industries Limited files with the SEC and we incorporate by reference into this prospectus

     When used in our documents or oral presentations, the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal" or similar words are intended to identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors.

                                  THE COMPANY

     The guaranteed debt securities offered by this prospectus will be issued by United Dominion Industries, Inc. and unconditionally guaranteed by United Dominion Industries Limited and United Dominion Holdings, Inc. United Dominion Industries Limited, the ultimate parent holding company of our organization, is organized under the laws of Canada. United Dominion Holdings, Inc., a direct wholly owned subsidiary of United Dominion Industries Limited organized under the laws of Delaware, is a holding company with no operations or significant assets other than its ownership of the capital stock of United Dominion Industries, Inc. and other subsidiaries. United Dominion Industries, Inc. is organized under the laws of Delaware and is a direct subsidiary of United Dominion Holdings, Inc. and a direct and indirect wholly owned subsidiary of United Dominion Industries Limited. These companies, directly or through subsidiaries, manufacture proprietary engineered products for sale primarily to industrial and commercial customers. Our operations are divided into four business segments:

     - Flow Technology

          -- cooling towers for power generation, industrial uses, refrigeration and HVAC

          -- filters and dryers for compressed air systems

          -- cast iron boilers for residential and commercial customers

          -- valves, pumps, fittings, and integrated systems for sanitary (i.e.
             food, beverage, dairy, pharmaceutical and cosmetics) and industrial processing markets

          -- submersible petroleum and water pumps

          -- leak detection equipment

          -- pipeline strainers and check, butterfly and plug valves

          -- backflow prevention devices

     - Machinery

          -- soil, asphalt and landfill compactors

          -- light equipment for concrete placement

          -- tilling equipment, augers, grain drills and handling systems

     - Specialty engineered products

          -- steel frames and doors for commercial, industrial and institutional markets

          -- dock levelers, vehicle restraints and dock seals and shelters

          -- electric resistance heaters for industrial, commercial and residential markets

          -- automatic and semi-automatic powered roller conveyor systems for the corrugated and solid fiber carton industry

          -- close-tolerance machining primarily for the aerospace industry

          -- metal forming equipment

          -- stackers, scissor lifts and tilters

     - Test Instrumentation

          -- diagnostic tools, precision fastening systems and gauging devices primarily for the automotive industry

          -- carbide machined parts

          -- scales and weighing systems

          -- portable pipe and cable locators

          -- line management and monitoring systems for the utilities and telecommunications industries

          -- hand-held electronic testing equipment used by tradesmen

          -- refrigerant recovery systems

          -- handheld refrigerant leak detection devices

          -- environmental testing chambers

          -- industrial ovens

          -- electro-dynamic shakers for vibration testing

          -- air supply systems for the automotive and food processing industries

          -- heat exchangers

          -- air curtains

     We sell our products in over 120 countries. These products are sold by our operating units, including Marley Cooling Tower, Spig, Cofimico, Flair, Weil-McLain, Waukesha Cherry-Burrell, Bran + Luebbe, Marley Pump, Mueller Steam, CMB, BOMAG, Compaction America, Sunflower, Feterl, Richardton, Ceco, Trussbilt,
S. W. Fleming, Dominion Building Products/Amsco, Tex-Steel, Serco, Kelley, TKO, Marley Electric Heating, C & M, Fenn Manufacturing, Lee Engineering, AIT, Radiodetection, Amprobe/Promax, Lunaire, LDS, TMI and King.

     We employ over 13,000 people at over 90 manufacturing locations in over 20 countries.

     During the last five years, we have been involved in an active acquisition and divestiture program to focus our operations on the manufacture of proprietary engineered products. These acquisitions included the following:

     - the acquisition in January 2000 of Kelley Company, Inc. (dock equipment)

     - the separate acquisitions in 1999 of S. W. Fleming (steel doors), Bran + Luebbe (metering pumps and analyzing equipment), TKO Doors (specialty doors) and Riser-Bond (cable testing equipment) and other companies for a total of approximately $155 million

     - the separate acquisitions in 1998 of Radiodetection (portable pipe and cable locators), Tex-Steel (custom steel doors and frames for use in commercial and detention markets), APV Ice Cream (industrial ice cream production equipment), C & M

       (powered roller conveyor systems), LDS (vibration test systems) and other companies for a total of approximately $172 million

     - the 1997 acquisition of Core Industries for approximately $302 million and other acquisitions for a total of approximately $68 million -- Core manufactured valves, strainers and backflow protection products, agricultural equipment, electrical test and measurement equipment, and integrated assembly systems

     - the 1995 acquisition of Flair Corporation for approximately $201 million -- Flair manufactured regenerative and refrigerated air dryers, specialty purification equipment, large air houses, and filters

     The larger divestitures included:

     - the 1997 sale of Varco-Pruden, Centria and Windsor Door, construction-related building products businesses, for approximately $240 million

     - the 1995 sale of the Litwin businesses (engineering and construction of refineries and chemical and petrochemical facilities) for approximately $52 million

     Our executive offices are located at 2300 One First Union Center, 301 South College Street, Charlotte, North Carolina. Our telephone number is (704) 347-6800.

                                  THE OFFERING

     We may offer and sell from time to time, in one or more series, unsecured guaranteed debt securities, which may consist of notes, debentures or other evidences of indebtedness. These debt securities will be issued by United Dominion Industries, Inc. and unconditionally and irrevocably guaranteed by United Dominion Industries Limited and United Dominion Holdings, Inc.

     The total initial offering prices of the guaranteed debt securities we may offer and sell pursuant to this prospectus and supplements to it will not be greater than $200 million (or the equivalent amount in a foreign currency or currency unit at the time of sale). We will offer these securities in amounts, at prices and on terms that we determine in light of market conditions at the time of sale and specify in a prospectus supplement.

                             PROSPECTUS SUPPLEMENT

     The prospectus supplement for each offering of guaranteed debt securities will contain specific information and terms for that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and the prospectus supplement in making your investment decision.

                                USE OF PROCEEDS

     Unless we state otherwise in a prospectus supplement, the net proceeds from the sale of the guaranteed debt securities will be added to the general funds of United Dominion Industries, Inc. and will be available for general corporate purposes, which may include, but are not limited to, repayment of debt, working capital, capital expenditures and acquisitions.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the consolidated ratio of earnings to fixed charges of United Dominion Industries Limited and its subsidiaries for each of the periods indicated.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                            NINE MONTHS
                                                                               ENDED
                                            YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                        --------------------------------   -------------
                                        1994   1995   1996   1997   1998       1999
                                        ----   ----   ----   ----   ----   -------------
Ratio of earnings to fixed charges....  2.57   3.50   5.02   5.15   3.71       3.97

     For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, minority interest, and cumulative effect of accounting changes, plus fixed charges, minus equity in income of less-than-50%-owned entities. Fixed charges consist of interest expense, amortization of debt issuance costs, an estimate of the interest cost in rental expense and, for 1994 and 1995, tax-effected cost of preferred stock dividends.

     The following table shows the consolidated ratio of earnings to fixed charges of United Dominion Industries Limited and its subsidiaries for each of the periods indicated, as reconciled to United States generally accepted accounting principles:

         RATIO OF EARNINGS TO FIXED CHARGES (U.S. GAAP RECONCILIATION)

                                                                            NINE MONTHS
                                                                               ENDED
                                            YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                        --------------------------------   -------------
                                        1994   1995   1996   1997   1998       1999
                                        ----   ----   ----   ----   ----   -------------
Ratio of earnings to fixed charges....  2.48   3.37   4.88   5.02   3.62       3.85

            DESCRIPTION OF GUARANTEED DEBT SECURITIES AND GUARANTEES

     We may offer and sell the guaranteed debt securities at various times in one or more series under an indenture between us and the trustee, which is First Union National Bank. References in this prospectus to the indenture include amendments that may be made to the indenture from time to time. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

     The following summary sets forth general terms and provisions of the guaranteed debt securities and the indenture. A prospectus supplement will provide the particular terms of offered guaranteed debt securities and will describe the extent, if any, to which the general terms and provisions described in this prospectus do not apply to those particular securities. Because this is a summary, it does not contain all the information that may be important to you. You should read the entire indenture, including the definitions of terms, and the applicable prospectus supplement before you make any investment decision. Where this summary or any prospectus supplement refers to particular sections, provisions or defined terms in the indenture, those sections, provisions or defined terms are incorporated by reference into this summary or the applicable prospectus supplement. Section references used in this summary are references to the indenture.

     The covenants in the indenture do not necessarily protect you from a decline in our credit quality due to highly leveraged or other transactions in which we may engage.

GENERAL

     The indenture provides that we may offer and sell separate series of guaranteed debt securities from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the guaranteed debt securities of any series; however, we may increase the specified maximum aggregate principal amount by resolution of the board of directors of United Dominion Industries, Inc. (Section 301) We will determine some of the terms and provisions of the guaranteed debt securities, including terms relating to maturity, principal and interest. These terms will not be inconsistent with the Indenture.

     The guaranteed debt securities will be our direct, unsecured obligations and will rank on a parity with all of our current and future outstanding unsecured and unsubordinated indebtedness. Except as described under "Certain Covenants," the indenture does not limit us or any of our subsidiaries from incurring more indebtedness or issuing more securities, and does not contain financial or similar restrictions on us or any of our subsidiaries. Our rights and the rights of our creditors, including holders of guaranteed debt securities, to participate in any distribution of assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization or otherwise are effectively subordinated to the claims of the subsidiary's creditors, except to the extent that we or any of our creditors may be a creditor of that subsidiary.

     We may offer and sell the guaranteed debt securities of any series in certificated form registered in the name of the debt security holder. If provided in the applicable prospectus supplement, the guaranteed debt securities may be represented in whole or part by a global security or securities, which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York or other successor depositary that we may appoint, and registered in the name of the depositary's nominee. The Depository Trust Company or other depositary appointed by us is referred to in this prospectus as the "depositary." Each debt security represented by a global security is referred to in this prospectus as a "book-entry security." See "Book Entry Securities."

     All guaranteed debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without notice to or the consent of any holder, for issuances of additional guaranteed debt securities of that series, and the additional guaranteed debt securities will be consolidated and form a single series with those guaranteed debt securities. (Section 301)

GUARANTEES

     United Dominion Industries, Inc. (referred to in this section as the "Issuer") will issue the guaranteed debt securities and United Dominion Holdings, Inc. and United Dominion Industries Limited (referred to in this section as the "Guarantors"), respectively the direct parent corporation of the Issuer and the direct and indirect parent corporation of the Issuer, will, jointly and severally, fully, unconditionally and irrevocably guarantee all of the obligations under the guaranteed debt securities on an equal and ratable basis subject to the limitation described in the next paragraph. If the Issuer defaults in payment of the principal of, premium, if any, or interest on the guaranteed debt securities, the Guarantors, jointly and severally, will be unconditionally obligated to duly and punctually pay the same. Each Guarantor that makes a payment or distribution under the guarantee will be entitled to contribution from the other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with Canadian generally accepted accounting principles.

     Each guarantee (including the payment of principal of, premium, if any, and interest on the guaranteed debt securities) will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of that Guarantor and will rank senior in right of payment to all subordinated indebtedness of that Guarantor.

     In the event that any present or future tax, assessment, duty or other governmental charge imposed by the country in which a Guarantor is organized, or a political subdivision thereof, must be withheld or deducted from payments on the principal of or interest or premium, if any, on the guaranteed debt securities, the Guarantors are jointly and severally obligated to pay to holders any additional amounts necessary to make every net payment of principal of, interest or premium, if any, on the guaranteed debt securities at least equal to the amount then due and payable under the terms of the guaranteed debt securities. The Guarantors are not required to pay any additional amount, however, if the required withholding or deduction is by reason of:

     - the holder having, or having had, a personal or business connection with the country in which the Guarantor is organized;

     - a change in law or official practice of a relevant taxing authority that becomes effective after the stated maturity date of the applicable guaranteed debt securities;

     - any estate, excise, inheritance, gift, sales, transfer, wealth or personal property tax or any similar assessment or governmental charge; or

     - the failure of the holder to satisfy any statutory requirements or make a declaration of non-residence or similar claim for exemption from the relevant taxing authority.

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

FRAUDULENT CONVEYANCE CONSIDERATIONS

     It is possible that the amount for which each Guarantor is liable under its respective guarantee of the guaranteed debt securities would be limited or subject to avoidance by application of United States federal and state fraudulent conveyance laws and other similar legal principles. If any of the obligations of a Guarantor with respect to its guarantee are held unenforceable, as a fraudulent conveyance or otherwise, claims of creditors of that Guarantor effectively will have priority with respect to the assets and earnings of that Guarantor over the claims of the holders of the guaranteed debt securities. Although the standards will vary depending upon the law of the jurisdiction applied, in general, if a court were to find that at the time of the issuance of the guarantees of the guaranteed debt securities, a Guarantor issued its guarantee with the intent of defrauding creditors or received less than fair consideration or reasonably equivalent value for issuing its guarantee and among other things, was insolvent or rendered insolvent by reason of issuing its guarantee, was engaged in a business for which its remaining assets constituted unreasonably small capital, or was acting with the intent or belief that it would incur debts or liabilities beyond its ability to repay those debts or liabilities as they mature or become due (as those terms are defined or interpreted under applicable federal and state bankruptcy and fraudulent conveyance statutes), then the court could avoid the payment of amounts by that Guarantor pursuant to its guarantee and require the return of those payments to that Guarantor. The guarantee could also become equitably subordinated to general creditors of that Guarantor or could, under certain circumstances, be invalidated. Management of each Guarantor believes that, after giving effect to the application of the proceeds from any offering of guaranteed debt securities, that Guarantor would not be considered insolvent at the time of the issuance of its guarantee or rendered insolvent by reason of that issuance, would not be considered to be engaged in a business or transaction for which its assets constituted unreasonably small capital to carry on its business and would not be considered to intend to incur, or believe that it would incur, debts or liabilities beyond its ability to pay those debts or liabilities as they mature or become due.

     Applicable Canadian provincial corporate legislation provides that a direct or indirect wholly-owned subsidiary or parent of an issuer existing under that legislation is not prohibited from providing financial assistance to that issuer by granting a guarantee. Notwithstanding that provision of Canadian law, United Dominion Industries Limited's guarantee of the guaranteed debt securities could be challenged by one of its creditors or shareholders on various grounds, including that the granting of the guarantee was oppressive or unfairly prejudicial to, or unfairly disregarded, their interests. A legal challenge of the guarantee on oppression or other grounds under Canadian law may focus on, among other things, the benefits, if any, realized by United Dominion Industries Limited as a result of the issuance by the Issuer of the guaranteed debt securities. To the extent that United Dominion Industries Limited's guarantee was found to be oppressive, the guarantee could be unenforceable or other relief could be granted that would subject the claims of holders of the guaranteed debt securities to the prior payment of all other liabilities of United Dominion Industries Limited. In such a case, after providing for all prior claims, there could be insufficient assets of United Dominion Industries Limited to satisfy the claims of holders of the guaranteed debt securities under its guarantee. Management of United Dominion Industries Limited believes that its company's guarantee is not oppressive and is not unfairly prejudicial to, and does not unfairly disregard the interests of, its company's creditors or shareholders. In addition, management of United Dominion Industries Limited believes that its company is receiving substantial benefit from the issuance of the guaranteed debt securities.

TERMS OF GUARANTEED DEBT SECURITIES

     The applicable prospectus supplement relating to each particular series of offered guaranteed debt securities will provide the following terms or additional provisions of the offered guaranteed debt securities:

     - the title and designation of the offered guaranteed debt securities;

     - any limit on the aggregate principal amount of the offered guaranteed debt securities; however, the authorized aggregate principal amount of a series of guaranteed debt securities may be increased above that amount by a board resolution of the Issuer;

     - the person to whom any interest on an offered debt security is payable, if other than the person in whose name that security is registered;

     - the price (expressed as a percentage of the aggregate principal amount of offered guaranteed debt securities) at which the offered guaranteed debt securities will be issued;

     - the date or dates on which the principal of the offered guaranteed debt securities will be payable or the method by which those dates will be determined or extended;

     - the rate or rates (which may be fixed or variable) at which the offered guaranteed debt securities will bear interest, if any, or the method of determination of those rates;

     - the basis on which interest will be calculated if other than a 360-day year consisting of twelve 30-day months;

     - the date or dates from which the interest, if any, on the offered guaranteed debt securities will accrue or the method of determination of the date or dates;

     - the dates on which the interest, if any, will be payable, or the method by which those dates will be determined;

     - the date on which payment of the interest, if any, will commence, or the method by which that date will be determined;

     - the regular record dates for the interest payment dates, if any, or the method by which those dates will be determined;

     - the place or places where the principal of, and any premium and interest on, any of the offered guaranteed debt securities will be payable, where the offered guaranteed debt securities may be presented for registration of transfer or exchange, and where notices and demands to or upon us in respect of the offered guaranteed debt securities may be made;

     - the periods within or the dates, prices and terms and conditions on which the offered guaranteed debt securities may be redeemed, in whole or in part, at the option of the Issuer, and the manner in which any election by the Issuer to redeem the offered guaranteed debt securities will be evidenced (if other than by board resolution);

     - the Issuer's obligation or right, if any, to redeem or purchase offered guaranteed debt securities pursuant to any sinking fund, amortization or analogous provisions, or at the option of a holder of guaranteed debt securities to require such a redemption or purchase, and the periods within, prices at, currency (including currency units) in which and the other terms and conditions upon which the offered guaranteed debt securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation;

     - the denominations in which any of the offered guaranteed debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

     - if other than the principal amount of the offered guaranteed debt securities, the amount of offered guaranteed debt securities which will be payable upon declaration of acceleration of the offered guaranteed debt securities' maturity;

     - if other than U.S. dollars, the currency (including composite currencies or currency units) in which payment of principal of (and premium, if any) and interest on the offered guaranteed debt securities will be payable (and the manner in which the equivalent of the principal amount in U.S. dollars is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be outstanding at any time);

     - any currency (including composite currencies or currency units) other than the stated currency of the offered guaranteed debt securities in which the principal of (and premium, if any) and interest on the offered guaranteed debt securities may, at our or the holders' of guaranteed debt securities election, be payable, and the periods within, or the dates on, and terms and conditions upon which that election may be made and the amount so payable (or the manner in which that amount is to be determined);

     - if the amount of payments of principal of (and premium, if any) and interest on the offered guaranteed debt securities may be determined with reference to an index or pursuant to a formula (including by reference to currency or interest rates), the manner in which those amounts will be determined;

     - if the principal amount payable at the stated maturity of any of the offered guaranteed debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount as of any such date for any purpose, including the principal amount of the offered guaranteed debt securities which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which the deemed principal amount is to be determined);

     - whether any of the offered guaranteed debt securities will initially be issuable in whole or in part in the form of a temporary global security representing those guaranteed debt securities and provisions for the exchange of the temporary global security for guaranteed debt securities in certificated form;

     - whether any of the offered guaranteed debt securities will be issuable in whole or in part in the form of one or more global securities and, if so, the respective depositaries for those global securities, the form of any legend or legends to be borne by any such global security, any circumstances under which any such global security may be exchanged, in whole or in part, for guaranteed debt securities registered, and whether and under what circumstances any transfer of that global security, in whole or in part, may be registered, in the names of persons other than the depositary for that global security or its nominee;

     - whether any of the offered guaranteed debt securities will be subject to optional interest rate reset provisions;

     - whether any of the offered guaranteed debt securities will be subject to optional extension of maturity provisions;

     - any addition to or change in the events of default applicable to any of the offered guaranteed debt securities and any change in the right of the trustee or the holders of any of the offered guaranteed debt securities to declare the principal amount of any of the offered guaranteed debt securities due and payable;

     - any addition to or change in the covenants in the indenture applicable to any of the offered guaranteed debt securities;

     - the additions or changes, if any, to the indenture with respect to the offered guaranteed debt securities as are necessary to permit or facilitate the issuance of the offered guaranteed debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

     - our right, if any, to, and the manner in which we may, defease the offered guaranteed debt securities or covenants under the indenture;

     - the appointment of any paying agent for the offered guaranteed debt securities;

     - the terms of any right to convert or exchange the offered guaranteed debt securities into any other of our securities or property and the additions or changes, if any, to the indenture with respect to those offered guaranteed debt securities to permit or facilitate that conversion or exchange;

     - the terms and conditions, if any, pursuant to which any of the offered guaranteed debt securities are secured;

     - any restriction or condition on the transferability of the offered guaranteed debt securities; and

     - any other terms relating to the offered guaranteed debt securities (which are not inconsistent with the indenture). (Section 301)

     Unless otherwise provided and except with respect to book-entry securities, the principal of and premium, if any, and interest, if any, on the guaranteed debt securities will be payable at the office of our security registrar. However, at the Issuer's option, interest may be paid by mailing a check to, or by wire transfer to, the holders of record of guaranteed debt securities entitled to receive the interest. (Section 307) The Issuer has appointed the trustee, First Union National Bank, as security registrar. (Sections 301 and
305)

     For a description of payments of principal of, premium, if any, and interest on, and transfer of, book-entry securities, and exchanges of global securities representing book-entry securities, see "Book Entry Securities."

     At the option of the holder of guaranteed debt securities, subject to the terms of the indenture and the limitations applicable to book-entry securities, guaranteed debt securities of each series will be exchangeable for other guaranteed debt securities of the same series, of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

     Unless otherwise indicated in the applicable prospectus supplement and except with respect to book-entry securities, the Issuer will issue the guaranteed debt securities only in fully registered form without coupons and in denominations of $1,000 or any multiple of $1,000. Subject to the terms of the indenture and the limitations applicable to global securities, the guaranteed debt securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed on the guaranteed debt securities duly executed) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. No service charge will be made for any registration of transfer or exchange of offered guaranteed debt securities, but we may require payment of an amount sufficient to cover any applicable tax or other governmental charge. (Sections 301, 302 and 305)

     Those transfers or exchanges will be effected when the security registrar or the transfer agent is satisfied with the documents of title and identity of the person making the request. The applicable prospectus supplement will name any transfer agent (in addition to the security registrar) initially designated by us for any guaranteed debt securities. (Section 305) The Issuer may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Issuer will be required to maintain a transfer agent in each place of payment for the guaranteed debt securities of each series. (Sections 305, 307 and 1002)

     We may offer and sell guaranteed debt securities, including Original Issue Discount Securities, at a substantial discount below their stated principal amount. The applicable prospectus supplement may describe the U.S. federal income tax consequences and other special considerations applicable to guaranteed debt securities sold at an original issue discount. "Original Issue Discount Security" means any security which provides for the declaration of acceleration of the maturity of an amount less than the principal amount of the security upon the occurrence and continuation of an event of default. (Section
101)

     In addition, the applicable prospectus supplement may describe special U.S. federal income tax or other considerations (if any) applicable to any guaranteed debt securities which are denominated in a currency or currency unit other than United States dollars.

CERTAIN COVENANTS

     RESTRICTIONS ON LIENS. So long as any guaranteed debt securities are outstanding, each of the Issuer and the Guarantors will not be permitted to issue, assume or guarantee, and will not permit any restricted subsidiary to issue, assume or guarantee, any indebtedness secured by a mortgage, pledge, security interest, lien or encumbrance (referred to in this section as "liens") of or on any of its or a restricted subsidiary's Principal Property, or on the shares of stock or debt of any restricted subsidiary, whether owned now or acquired subsequently. However, this restriction will not apply if we effectively provide that the guaranteed debt securities (together, if we determine, with any of our other indebtedness ranking equally with the guaranteed debt securities) are secured by a lien ranking ratably with and equal to (or at our option, prior to) the secured indebtedness. In any event, that restriction will not apply to the following:

     - liens existing on indebtedness on the date of the indenture;

     - liens on any assets qualified as current assets in accordance with Canadian generally accepted accounting principles that are the subject of a transaction involving the sale or other transfer by us or our subsidiaries of receivables that

          (i) are produced in the ordinary course of business and are not contingent on any performance or product guarantee, and provided that sale or transfer does not involve the creation of any recourse obligation in regard to those assets by us or any of our subsidiaries (other than with respect to title to, and other character of, the assets sold or transferred), and

          (ii) do not exceed $200,000,000 in face principal amount for those assets at any time outstanding;

     - liens on any assets of any corporation existing at the time that corporation becomes a restricted subsidiary;

     - liens on any assets existing at the time we or a restricted subsidiary acquire those assets;

     - liens to secure the payment of all or any part of the purchase price of those assets upon the acquisition of those assets by us or a restricted subsidiary;

     - liens to secure any indebtedness incurred, assumed or guaranteed by us or a restricted subsidiary prior to, at the time of, or within 180 days after an acquisition of assets (or in the case of real property, the completion of construction (including any improvements on an existing asset) or commencement of full operation of the asset, whichever is later) which indebtedness is incurred, assumed or guaranteed for the purpose of financing all or any part of the purchase price or, in the case of real property, construction or improvements on the asset. However, in the case of such an acquisition, construction or improvement, the lien will not apply to any of our or a restricted subsidiary's Principal Property or shares of stock or debt of a restricted subsidiary owned prior to the acquisition, construction or improvement, other than, in the case of any construction or improvement, any real property on which the property constructed, or the improvement, is located;

     - liens on any assets to secure indebtedness of a restricted subsidiary to us or to any wholly owned restricted subsidiary;

     - liens on any assets of a corporation existing at the time that corporation is merged into or consolidated with us or a restricted subsidiary or at the time we or a restricted subsidiary purchase, lease or otherwise acquire all or substantially all of the assets of a corporation or firm;

     - liens on any of our or a restricted subsidiary's assets in favor of the United States or any State, or any department, agency or instrumentality or political subdivision of the United States or any State, or in favor of any other country, or any political subdivision of the United States or any State, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the assets subject to those liens (including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financings);

     - mechanics', materialmen's, carriers', warehousemen's, or similar liens arising in the ordinary course of business (including in the construction of facilities) relating to obligations not due or which are being contested;

     - deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money;

     - liens for taxes, assessments or governmental charges not due or being contested, landlords' liens, tenants' rights under leases and subleases, zoning restrictions, easements, rights of way and other restrictions of record on the use of Principal Property and defects in title arising or incurred in the ordinary course of business, and similar liens not materially impairing the use or value of the property involved;

     - any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any lien referred to in the preceding clauses of this section; however, the principal amount of indebtedness secured by a lien will not exceed the principal amount of the secured indebtedness at the time of the extension, renewal or replacement, and that the extension, renewal or replacement will be limited to all or a part of the assets which secured the lien (plus improvements and construction on real property);

     - any attachment or judgment lien being contested in good faith, unless the judgment it secures has not, within 60 days after the entry of that judgment, been discharged or execution of that judgment stayed pending appeal, or has not been discharged within 60 days after the expiration of any such stay; and

     - liens not permitted by the preceding clauses of this section if at the time of, and after giving effect to, the creation or assumption of any such lien, the aggregate amount of all of our or the restricted subsidiaries' indebtedness secured by all of those liens not permitted by the preceding clauses of this section, together with the Attributable Debt relating to Sale and Lease-Back Transactions permitted by the indenture, does not exceed 15% of Consolidated Net Assets, as those terms are defined below. (Section 1008)

     LIMITATION ON INDEBTEDNESS OF RESTRICTED SUBSIDIARIES. We will not permit any restricted subsidiary other than United Dominion Industries, Inc. and United Dominion Holdings, Inc. to incur any indebtedness (other than indebtedness to us or to a wholly owned subsidiary) if, immediately after the incurrence or assumption of the indebtedness, the aggregate outstanding principal amount of all indebtedness of the restricted subsidiaries (other than United Dominion Industries, Inc. and United Dominion Holdings, Inc.) would exceed 25% of Consolidated Net Assets; provided that, in any event, a restricted subsidiary may incur indebtedness to extend, renew or replace indebtedness of that restricted subsidiary to the extent that the principal amount of the indebtedness incurred does not, immediately prior to the extension, renewal or replacement, exceed the principal amount of the indebtedness extended, renewed or replaced, plus any premium, accrued and unpaid interest or capitalized interest payable on that indebtedness. (Section 1009)

     RESTRICTIONS ON SALE AND LEASE-BACK TRANSACTIONS. The indenture further provides that we will not, and will not permit any restricted subsidiary to, lease any Principal Property, other than with a lease for a term (including renewal rights) for three years or less, whereby we or the restricted subsidiary sell or transfer the Principal Property (referred to as a "Sale and Lease-Back Transaction"), unless:

     - we or any restricted subsidiary would, at the time of entering into a Sale and Lease-Back Transaction, be entitled to incur indebtedness secured by a lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of the Sale and Lease-Back Transaction without equally and ratably securing the guaranteed debt securities pursuant to the indenture; or

     - we promptly inform the trustee of the transaction, the proceeds of the sale of the Principal Property to be leased are at least equal to the fair value of the Principal Property (as determined by the board of directors of the Issuer or the applicable Guarantor), and an amount equal to the net proceeds from the sale of the Principal Property is applied, within 180 days of the effective date of the Sale and Lease-Back Transaction, to the purchase or acquisition (or, in the case of property, the construction) of property or assets or to the retirement of guaranteed debt securities or our or a consolidated restricted subsidiary's Funded Indebtedness ranking on a parity with or senior to the guaranteed debt securities. (Section 1010)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may, without the consent of the holders of the guaranteed debt securities, consolidate with, merge or amalgamate into any other person or transfer or lease all or substantially all of our properties or assets to any person, provided that:

     - the successor is a corporation, partnership, trust or other entity organized and validly existing under the laws of any United States or Canadian jurisdiction;

     - the successor assumes our obligations on the guaranteed debt securities under the indenture;

     - immediately after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing;

     - we have delivered the certificates and opinions required under the indenture to the trustee; and

     - other conditions are met. (Sections 801 and 802)

     APPLICABILITY OF COVENANTS. Any series of guaranteed debt securities may provide that any one or more of the covenants described above will not be applicable to that series of securities. (Section 1012)

     CERTAIN DEFINITIONS (SECTION 101). Set forth below are definitions of some of the terms used in this section of the prospectus.

     "ATTRIBUTABLE DEBT" when used in connection with a Sale and Lease-Back transaction referred to above, means, as of any particular time, the aggregate of present values (discounted at a rate per annum equal to the average interest borne by all outstanding guaranteed debt securities determined on a weighted average basis and compounded semi-annually) of our or any of our subsidiaries' obligations for net rental payments during the remaining term of the lease (including any period for which a lease has been extended or may, at the option of the lessor, be extended).

     - The term "net rental payments" under any lease of any period means the sum of the rental and other payments required to be paid in that period by the lessee, not including, however, any amounts required to be paid by the lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by the lessee or any amounts required to be paid by the lessee contingent on the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.

     "CONSOLIDATED NET ASSETS" means at any date, the total assets appearing on the most recently prepared consolidated balance sheet of United Dominion Industries Limited and its subsidiaries as of the end of a fiscal quarter, prepared in accordance with Canadian generally accepted accounting principles at the time of calculation, less all current liabilities as shown on that balance sheet.

     "CONSOLIDATED NET TANGIBLE ASSETS" means at any date, the total assets appearing on the most recently prepared consolidated balance sheet of United Dominion Industries Limited and its subsidiaries as of the end of a fiscal quarter, prepared in accordance with Canadian generally accepted accounting principles at the time of calculation, less (a) all current liabilities as shown on that balance sheet and (b) intangible assets.

     - "Intangible assets" means the value (net of any applicable reserves), as shown on or reflected in such balance sheet of:

        - all trade names, trademarks, licenses, patents, copyrights and goodwill;

        - organizational costs; and

        - deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); but in no event will the term "intangible assets" include product development costs.

     "FUNDED INDEBTEDNESS" means any indebtedness maturing by its terms more than one year from the date of its determination, including any indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of its determination.

     "INDEBTEDNESS" means:

     - all obligations for borrowed money;

     - all obligations evidenced by bonds, debentures, notes or other similar instruments;

     - all obligations in respect of letters of credit or bankers acceptances or similar instruments (or reimbursement obligations relating to those instruments);

     - all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;

     - all obligations as lessee which are capitalized in accordance with Canadian generally accepted accounting principles at the time of calculation; and

     - all indebtedness of others that we or any of the subsidiaries guarantee or for which we or any of the subsidiaries are otherwise responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).

     "PRINCIPAL PROPERTY" means any manufacturing or processing plant, building, structure or other facility of any character (together with the land on which it is erected and improvements and fixtures comprising a part of it) or other real property interest (all of those facilities or interests that form an integral part of a single development or operation being considered as one interest), owned or leased and having a gross book value as of the date of its determination in excess of 1% of Consolidated Net Tangible Assets, other than a facility or portion of a facility (i) financed by means of industrial revenue bonds or (ii) which, as determined in good faith by resolution of the board of directors of the Issuer or the applicable Guarantor, is not of material importance to the total business conducted by us and our subsidiaries as a whole.

     "RESTRICTED SUBSIDIARY" means, as of the date of determination, United Dominion Industries, Inc., United Dominion Holdings, Inc. and any other subsidiary, the assets of which account for more than 5% of Consolidated Net Tangible Assets at the end of the most recent fiscal period or the revenues of which account for more than 5% of the consolidated revenues of United Dominion Industries Limited and its subsidiaries for the most recently completed four fiscal quarters, including as a restricted subsidiary any parent company of a restricted subsidiary:

     - A "wholly owned restricted subsidiary" is any restricted subsidiary all of whose outstanding securities having the voting power to elect the Board of Directors of the restricted subsidiary (irrespective of whether or not at the time securities of any other class or classes of the restricted subsidiary will have or might have voting power by reason of the happening of any contingency) are at the time directly or indirectly owned or controlled by us and/or by one or more wholly owned restricted subsidiaries.

     "SUBSIDIARY" means any corporation, limited liability company, association or other entity of which at least a majority of outstanding securities having the voting power to elect a majority of the board of directors of that entity (irrespective of whether or not at the time securities of any other class or classes of that entity will have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by us, and/or by one or more of our subsidiaries.

EVENTS OF DEFAULT

     The indenture defines an "Event of Default" with respect to any series of guaranteed debt securities as:

     - default in payment of principal of or premium, if any, on any debt security of that series when due and payable at maturity;

     - default for 30 days in payment of interest on any debt security of that series;

     - default in the deposit of any sinking fund payment when due for that series;

     - failure or breach by any of us in the performance of any other of the covenants or warranties in the indenture (other than a covenant or warranty included in the indenture solely for the benefit of a series of guaranteed debt securities other than that series) continued for 45 days after we have been given written notice by the trustee, or we and the trustee have been given written notice by the holders of at least 25% in aggregate principal amount of the outstanding guaranteed debt securities of that series, specifying the default or breach and requiring it to be remedied and stating that the notice is a notice of default under the indenture;

     - a default under any bond, debenture, note or other evidence of any of our indebtedness (including a default with respect to another series of guaranteed debt securities) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any of our indebtedness (including the indenture), whether the indebtedness now exists or is created later, which default will:

     - failure to pay the indebtedness in a principal amount in excess of $15 million when due and payable at final maturity after the expiration of any applicable grace period or will have resulted in indebtedness in a principal amount in excess of $15 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without the indebtedness having been discharged, or the acceleration having been rescinded or annulled, within a period of 15 days after there has been given, by overnight mail or other same day or overnight delivery service which can provide evidence of delivery, to us by the trustee, or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding guaranteed debt securities of that series, a written notice specifying the default and requiring us to cause the indebtedness to be discharged or to cause the acceleration to be rescinded or annulled and stating that the notice is a notice of default under the indenture;

     - events of bankruptcy, insolvency or reorganization as described in the indenture; and

     - any other event of default with respect to guaranteed debt securities of that series. (Section 501)

     If any event of default with respect to guaranteed debt securities of any series at the time outstanding occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding guaranteed debt securities of that series may declare the principal amount (or, if the guaranteed debt securities of that series are Original Issue Discount Securities, the portion of the principal amount of the guaranteed debt securities as may be specified in the terms of those guaranteed debt securities) of all guaranteed debt securities of that series to be due and payable immediately by a written notice to us (and to the trustee if given by holders of guaranteed debt securities), and upon that declaration the aggregate principal amount (or specified amount) will become immediately due and payable. If an event of default described in the fourth bullet point above or another event of default specified in the last bullet point above that is applicable to all outstanding guaranteed debt securities occurs and is continuing, or an event of default specified in the next to last bullet point above occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all the guaranteed debt securities then outstanding (treated as one class) may declare the principal amount (or, if any guaranteed debt securities are Original Issue Discount Securities, the portion of the principal amount as may be specified in the terms of those guaranteed debt securities) of all the guaranteed debt securities then outstanding to be due and payable immediately, and upon any such declaration the principal amount will become immediately due and payable. Upon conditions as described in the indenture the declarations may be annulled and past defaults (except, unless previously cured, a default in payment of principal of or premium, if any, or interest, if any, on the guaranteed debt securities of that series and other specified defaults, which cannot be amended without the consent of the holder of each outstanding debt security of that series) may be waived by the holders of a majority in aggregate principal amount of the outstanding guaranteed debt securities of that series on behalf of the holders of all guaranteed debt securities of that series. (Sections 502 and 513)

     Reference is made to the prospectus supplement relating to each series of outstanding guaranteed debt securities that are Original Issue Discount Securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of the Original Issue Discount Securities upon the occurrence and continuation of an event of default.

     The trustee is required, within 90 days after the occurrence of a default with respect to guaranteed debt securities of any series at the time outstanding, to give to the holders of the outstanding guaranteed debt securities of that series notice of the default actually known to it if not cured or waived. However, except in the case of default in the payment of principal of or premium, if any, or interest on any debt security of that series, or in the deposit of any sinking fund payment which is provided, the trustee will be protected in withholding the notice if the trustee in good faith determines that the withholding of the notice is in the interest of the holders of the outstanding guaranteed debt securities of that series. In addition, the notice will not be given until at least (a) 45 days after the occurrence of a default with respect to outstanding guaranteed debt securities of any series in the performance of a covenant or warranty in the indenture other than for the payment of the principal of or premium, if any, or interest on any debt security of that series or the deposit of any sinking fund payment with respect to the guaranteed debt securities of that series or (b) 15 days after the occurrence of a default with respect to the failure to pay at maturity, or the acceleration of, indebtedness in a principal amount in excess of $15 million. The term default with respect to any series of outstanding guaranteed debt securities for the purpose of this provision only means the happening of any of the events of default specified in the indenture relating to that series of outstanding guaranteed debt securities, excluding any grace periods and irrespective of any notice requirements. (Section 602)

     The trustee, subject to its duty during default to act with the required standard of care, is entitled to be offered indemnity satisfactory to the trustee in its reasonable judgment by the holders of any series of outstanding guaranteed debt securities before exercising any right or power under the indenture at the request of the holders of that series of guaranteed debt securities. (Section 603) Subject to those provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of outstanding guaranteed debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee, with respect to the guaranteed debt securities of that series. The trustee, however, may decline to act if that direction is contrary to law or the indenture or may be unduly prejudicial to the holder of outstanding guaranteed debt securities not joining in the direction. In the case of book-entry securities, the trustee is required to establish a record date for purposes of determining which holders are entitled to join in that direction. (Section 512)

     No holder of a debt security will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver, assignee, trustee, liquidator or sequestrator (or other similar official), or for any other remedy thereunder, unless:

     - the holder has previously given to the trustee written notice of a continuing event of default with respect to the guaranteed debt securities of that series;

     - holders of at least 25% in aggregate principal amount of the outstanding guaranteed debt securities of that series have made a written request to the trustee to institute the proceeding and the holder or holders have offered security or indemnity satisfactory to the trustee in its reasonable judgment; and

     - the trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding guaranteed debt securities of that series a direction inconsistent with that request, within 60 days after the notice, request and offer. (Section 507)

However, these limitations do not apply to a suit instituted by a holder of a debt security to enforce payment of the principal of, premium, if any, or interest on the debt security on or after the applicable due date specified in the debt security. (Section 508)

     We are required to file annually with the trustee a certificate of no default. (Section 1004)

MODIFICATION OF THE INDENTURE AND WAIVER OF COVENANTS

     We and the trustee are permitted to enter into one or more supplemental indentures without the consent of the holders of any of the guaranteed debt securities in order to:

     - evidence the succession to us of another person, or successive successions, and the assumption of our covenants, agreements and obligations by a successor;

     - add to our covenants for the benefit of the holders of guaranteed debt securities or to surrender any of our rights or powers;

     - add additional events of default;

     - add or change any provisions of the indenture to the extent necessary to facilitate the issuance of guaranteed debt securities in bearer or uncertificated form;

     - add to, change or eliminate any provision of the indenture in respect of one or more series of guaranteed debt securities; however, if the action adversely affects the interests of any holders of guaranteed debt securities of any series, the addition, change or elimination (i) will not apply to any guaranteed debt securities created prior to the action and entitled to the benefit of the provision or modify the rights of any holder of those guaranteed debt securities, or (ii) will become effective with respect to that series only when no security of that series remains outstanding;

     - convey, transfer, assign, mortgage or pledge any property to or with the trustee or to surrender any right or power conferred upon us;

     - secure securities pursuant to the terms of the indenture;

     - establish the form or terms of guaranteed debt securities;

     - provide for uncertificated securities in addition to certificated securities;

     - evidence and provide for successor trustees or to add or change any provisions to the extent necessary to permit or facilitate the appointment of a separate trustee or trustees for specific series of guaranteed debt securities and the administration of trusts pursuant to the indenture;

     - cure any ambiguity, to correct any defect or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under the indenture, provided that the action does not adversely affect the interests of the holders of guaranteed debt securities of any series;

     - supplement any provisions of the indenture necessary to permit or facilitate the defeasance and discharge of any series of guaranteed debt securities, provided that the action does not adversely affect the interests of the holders of guaranteed debt securities of that series or any other series;

     - comply with the rules or regulations of any securities exchange or automated quotation system on which any of the guaranteed debt securities may be listed or traded; or

     - add, change or eliminate any provisions of the indenture as is necessary or desirable in accordance with any amendments to the Trust Indenture Act, provided that the action does not adversely affect the rights or interests of any holder of guaranteed debt securities. (Section 901)

     We and the trustee are permitted, with the consent of the holders of not less than a majority in principal amount of outstanding guaranteed debt securities of each series (treated as one class) affected, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of outstanding guaranteed debt securities of that series. However, no supplemental indenture may, without the consent of the holder of each outstanding debt security affected:

     - except to the extent permitted pursuant to the indenture, change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security of any series;

     - reduce the principal amount of, the premium, if any, or interest on, any debt security of any series;

     - reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of its maturity;

     - change the place or currency of payment of principal of, or any premium or interest on, any debt security of any series;

     - impair the right to institute suit for the enforcement of any payment on or with respect to any debt security of any series;

     - reduce the percentage as stated above of the holders of outstanding guaranteed debt securities of any series whose consent is required for any supplemental indenture or for amendment or waiver of compliance with some of the provisions of the indenture or certain defaults; or

     - effect other changes as described in the indenture. (Section 902)

     We are permitted to omit compliance with some of the covenants in the indenture with respect to guaranteed debt securities of any series upon waiver by the holders of not less than a majority in principal amount of outstanding guaranteed debt securities of that series. (Section 1011)

     In determining whether the holders of the requisite principal amount of the outstanding guaranteed debt securities have given or taken any direction, notice, consent, waiver or other action under the indenture as of any date:

     - the principal amount of an Original Issue Discount Security deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity of that security to that date;

     - if, at that date, the principal amount payable at the stated maturity of a debt security is not determinable (for example, because it is based on an index), the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for that debt security;

     - the principal amount of a debt security denominated in one or more foreign currencies or currency units deemed to be outstanding will be the U.S. dollar equivalent, determined as of that date in the manner prescribed for that debt security, of the principal amount of the debt security (or, in the case of a debt security described in the clauses above, of the amount so described);

     - guaranteed debt securities owned by any of us or any of our subsidiaries, or any other obligor on the guaranteed debt securities or any of their affiliates, will be disregarded and deemed not to be outstanding; and

     - some guaranteed debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders of the guaranteed debt securities and those that have been fully defeased pursuant to Section 1502 of the indenture, will not be deemed to be outstanding. (Section 101)

     Except in limited circumstances, we are entitled to set any day as a record date for the purpose of determining the holders of outstanding guaranteed debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders of guaranteed debt securities. If a record date is set for any action to be taken by holders of a particular series, only the persons who are holders of outstanding guaranteed debt securities of that series on the record date may take that action. To be effective, holders of the requisite principal amount of the guaranteed debt securities must take the action within a specified period following the record date. (Section 104)

BOOK-ENTRY SECURITIES

     The following description of book-entry securities will apply to any series of guaranteed debt securities issued in whole or in part in the form of a global security or securities, except as otherwise provided in the applicable prospectus supplement.

     Book-entry securities of like tenor and having the same date of original issue will be represented by one or more global securities. Each global security representing book-entry securities will be deposited with, or on behalf of, the depositary. This means that certificates will not be issued to each holder of those guaranteed debt securities. The global security will be registered in the name of the depositary or its nominee.

     The Depository Trust Company ("DTC") is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC will keep a computerized record of its Participants (for example, your broker) whose clients have purchased book-entry securities. The Participant will then keep a record of its clients who have purchased the book-entry securities. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

     DTC is owned by a number of Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

     Upon issuance of book-entry securities, purchases of guaranteed debt securities under the DTC System must be made by or through Direct Participants, which will receive a credit for the guaranteed debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security (referred to as a "beneficial owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the guaranteed debt securities are to be accomplished by entries made on the books of Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in guaranteed debt securities, except in the event that use of the book-entry system for the guaranteed debt securities is discontinued. The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Those laws may impair the ability to transfer beneficial interests in a global security.

     So long as DTC, or its nominee, is the registered owner of the global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry securities for all purposes under the indenture. Except as described in this section, beneficial owners will not be entitled to have book-entry securities registered in their names, will not receive or be entitled to receive physical delivery of securities in definitive form and will not be considered the owners or holders of the securities under the indenture.

     To facilitate subsequent transfers, all guaranteed debt securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of guaranteed debt securities with DTC and their registration in the name of Cede & Co. do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the guaranteed debt securities. DTC's records reflect only the identity of the Direct Participants to whose accounts the guaranteed debt securities are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect at various times.

     Neither DTC nor Cede & Co. will consent or vote with respect to guaranteed debt securities. Under its usual procedures, DTC mails us an omnibus proxy as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the guaranteed debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

     Payment of principal of and any premium and interest on book-entry securities represented by any global security registered in the name of or held by the depositary or its nominee will be made by us through the trustee or through a paying agent (the "Paying Agent"), which may also be the trustee under the indenture, to DTC or its nominee. We, the trustee and the Paying Agent will treat DTC or its nominee as the registered owner and holder of the global security representing the book-entry securities for all purposes. Accordingly, we, the trustee and the Paying Agent will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security representing the book-entry securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     DTC will credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participant and not of DTC, the Paying Agent, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is our responsibility or that of the Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     No global security described above may be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary.

     Notwithstanding any provision of the indenture or any debt security described in this prospectus, a global security representing book-entry securities is exchangeable for certificated guaranteed debt securities in registered form, of like tenor and of an equal aggregate principal amount only if:

     - the depositary notifies us that it is unwilling or unable to continue as depositary for the global security or if the depositary ceases to be a clearing agency registered under the Exchange Act;

     - we determine in our sole discretion that the global security will be exchangeable for certificated guaranteed debt securities in registered form; or

     - an event of default with respect to the guaranteed debt securities has occurred and is continuing. Any global security that is exchangeable pursuant to the preceding clause will be exchangeable in whole for certificated guaranteed debt securities in registered form, of like tenor and of an equal aggregate principal amount, and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and integral multiples of $1,000.

     The certificated guaranteed debt securities will be registered in the name or names of the person or persons as instructed by the depositary to the trustee. It is expected that those instructions may be based upon directions received by the depositary from its Participants with respect to ownership of beneficial interests in the global security.

     Except as provided above, no global security representing book-entry securities will be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee. Accordingly, to exercise any rights of a holder under the indenture, each beneficial owner of an interest in the global security must rely on the procedures of the depositary and, if that person is not a Participant, on the procedures of the Participant through which that person owns its interest. We understand that under existing industry practices, in the event that we request any action of holders of guaranteed debt securities or a beneficial owner of an interest in the global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary would authorize the Participants holding the relevant beneficial interests to give or take that action, and the Participants would authorize beneficial owners owning through the Participant to give or take action or would otherwise act upon the instructions of beneficial owners owning through them.

     The information contained in this section regarding DTC and its procedures is based on publicly available information reviewed by us.

DEFEASANCE OF OFFERED GUARANTEED DEBT SECURITIES OR COVENANTS IN SOME CIRCUMSTANCES

     DEFEASANCE AND DISCHARGE. The terms of any series of guaranteed debt securities may provide conditions under which we will be discharged from any and all obligations in respect of the guaranteed debt securities of that series (except for obligations to register the transfer or exchange of guaranteed debt securities, to replace stolen, lost or mutilated guaranteed debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit with the trustee, in trust for the benefit of the holders of the guaranteed debt securities, of money and/or U.S. government obligations or, in the case of guaranteed debt securities denominated in foreign currencies, money and/or foreign government securities which, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the guaranteed debt securities of that series on the stated maturity of the payment in accordance with the terms of the indenture and the guaranteed debt securities.

     This discharge may only occur if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the guaranteed debt securities will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge were not to occur. (Sections 1502 and 1504) This discharge will not be applicable to any guaranteed debt securities of that series then listed on any securities exchange if the provision would cause the guaranteed debt securities to be de-listed. (Section 1504)

     DEFEASANCE OF COVENANTS. The indenture provides that the terms of any series of guaranteed debt securities may provide us with the option of not complying with some of the restrictive covenants described in Sections 801, 1008, 1009 and 1010 of the indenture, including any that may be described in the applicable prospectus supplement. In those circumstances, the occurrence of events of default, which are described above in the fourth bullet point (with respect to those restrictive covenants) under "Events of Default," and any that may be described in the applicable prospectus supplement will be deemed not to be or result in an event of default with respect to those guaranteed debt securities. (Section 1503)

To exercise this option, we will be required to deposit with the trustee money and/or U.S. government obligations (or, in the case of guaranteed debt securities denominated in foreign currencies, money and/or foreign government securities), which, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay principal (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the guaranteed debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those guaranteed debt securities. (Section 1504)

     We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the guaranteed debt securities of that series to recognize income, gain or loss for federal income tax purposes and that the holders will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. (Section 1504) In the event we exercise this option and the guaranteed debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations or foreign government securities, as the case may be, on deposit with the trustee will be sufficient to pay amounts due on the guaranteed debt securities of that series at the time of their stated maturity. However, the amount on deposit with the trustee may not be sufficient to pay amounts due on the guaranteed debt securities of that series at the time of the acceleration resulting from the event of default. In that case we would remain liable for the payments.

     The prospectus supplement will state if any defeasance provision will apply to the offered guaranteed debt securities.

NOTICES

     Notices to holders of guaranteed debt securities will be given by mail to the addresses of the holders as they may appear in the security register. (Sections 101 and 106)

TITLE

     We, the trustee and any agent of ours or of the trustee may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security (whether or not the debt security may be overdue) for the purpose of making payment and for all other purposes. (Section
309)

GOVERNING LAW

     The indenture and the guaranteed debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts to be performed entirely within the State of New York. (Section 112)

CONSENT TO SERVICE AND JURISDICTION

     United Dominion Industries Limited, a guarantor of the guaranteed debt securities, has designated and appointed United Dominion Industries, Inc. as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the guaranteed debt securities or the guarantees or the indenture relating to the guaranteed debt securities. Any suit or proceeding may be instituted in any State or Federal court located in the Borough of Manhattan, the City of New York. United Dominion Industries Limited has submitted, for that purpose, to the jurisdiction of any of those courts in which any suit or proceeding is instituted. (Section 114)

TRUSTEE

     The trustee may resign or be removed under circumstances described in the indenture with respect to one or more series of guaranteed debt securities and we may appoint a successor trustee to act with respect to that series. (Section
610) In the event that two or more persons are acting as trustee with respect to different series of guaranteed debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee (Section 611), and any action described in this prospectus to be taken by the "trustee" may then be taken by each trustee with respect to, and only with respect to, the one or more series of securities for which it is trustee.

     We maintain customary banking relationships with the trustee.

                              PLAN OF DISTRIBUTION

     We may sell our guaranteed debt securities:

     - through agents,

     - through underwriters or dealers,

     - directly to one or more purchasers, or

     - through some combination of these methods.

BY AGENTS

     The guaranteed debt securities may be sold through agents we designate. Except as otherwise set forth in a prospectus supplement, the agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

BY UNDERWRITERS

     If underwriters are used in the sale, the underwriters will acquire the guaranteed debt securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to some conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

BY DEALERS

     If dealers are used in the sale, we will sell the guaranteed debt securities to the dealers, as principal. The dealers may then resell the guaranteed debt securities to the public at varying prices to be determined by them at the time of sale.

DIRECT SALES

     We may also directly sell guaranteed debt securities. In this case, no underwriters, dealers or agents would be involved.

GENERAL INFORMATION

     Underwriters, dealers and agents that participate in the distribution of the offered securities may be deemed underwriters under the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on their resale of the guaranteed debt securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

     Each series of guaranteed debt securities will be a new issue with no established trading market. It is possible that one or more underwriters or broker-dealers may make a market in the guaranteed debt securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give you no assurance as to the existence or liquidity of a trading market for any of the guaranteed debt securities.

     In connection with an offering of our guaranteed debt securities, underwriters, dealers or agents may purchase and sell them in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or slowing a decline in the market price of the guaranteed debt securities; and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, which means that the underwriting syndicate may reclaim selling concessions allowed to syndicate members or other broker dealers who sell securities in the offering for their account if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the guaranteed debt securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time without notice. These transactions may be effected on any securities exchange on which the guaranteed debt securities may be listed, in the over-the-counter market or otherwise.

SALES IN CANADA

     The guaranteed debt securities have not been registered in any jurisdiction in Canada and no prospectus has been filed in Canada. Accordingly, the guaranteed debt securities may not be sold or offered for sale to Canadian purchasers except in accordance with Canadian securities laws, including an exemption from prospectus filing requirements. No securities commission or similar authority in Canada has reviewed or in any way passed upon this document or the merits of the guaranteed debt securities described herein and any representation to the contrary in Canada is an offense.

                                 LEGAL MATTERS

     Robinson, Bradshaw & Hinson, P.A., Charlotte North Carolina, will issue an opinion for us regarding the validity of the guaranteed debt securities, the guarantee of United Dominion Holdings, Inc. and other legal matters. Stikeman, Elliott, Toronto, Ontario, Canada, will issue an opinion for us regarding the validity of the guarantee of United Dominion Industries Limited. The Honorable James A. Grant, P.C., Q.C., a director of United Dominion Industries Limited, is a partner of Stikeman, Elliott. Some of the legal matters in connection with the guaranteed debt securities will be passed on for any underwriters named in the prospectus supplement by McGuire, Woods, Battle & Boothe LLP, Charlotte, North Carolina or any other counsel named in the prospectus supplement.

                                    EXPERTS

     The financial statements and schedule of United Dominion Industries Limited as at December 31, 1998, and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

     The report of KPMG LLP covering the December 31, 1998 financial statements contains an explanatory paragraph which states that United Dominion Industries Limited's consolidated financial statements as at December 31, 1998 and 1997 and for the three-year period ended December 31, 1998, were previously prepared on the basis of accounting for income taxes in conformity with Canadian Institute of Chartered Accountants Handbook Section 3470 Corporate Income Taxes. United Dominion Industries Limited changed its method of accounting for income taxes through the adoption of Canadian Institute of Chartered Accountants Handbook
Section 3465 Income Taxes at the beginning of 1999 and has applied the provisions of Section 3465 retroactively. Consequently, United Dominion Industries Limited's financial statements referred to above have been restated to conform with this adoption and are presented in its Current Report on Form 8-K filed with the SEC on January 18, 2000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $200,000,000

                        UNITED DOMINION INDUSTRIES, INC.
                       UNITED DOMINION INDUSTRIES LIMITED
                         UNITED DOMINION HOLDINGS, INC.

                                     [LOGO]

                           GUARANTEED DEBT SECURITIES

                           -------------------------
                                   PROSPECTUS

                                          , 2000
                           -------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses to be incurred by United Dominion Industries Limited, United Dominion Holdings, Inc. and United Dominion Industries, Inc. in connection with the offering of the guaranteed debt securities, other than underwriting discounts and commissions. Such companies will bear all of such expenses.

SEC registration fee........................................  $ 52,800
Accounting fees and expenses*...............................  $150,000
Legal fees and expenses*....................................  $125,000
Fees and expenses of trustee and counsel*...................  $ 11,000
Rating agency fees*.........................................  $150,000
Printing and engraving fees and expenses*...................  $ 20,000
Blue Sky fees and expenses*.................................  $ 10,000
Miscellaneous*..............................................  $ 21,200
                                                              --------
  Total*....................................................  $540,000
                                                              ========

-------------------------

* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     United Dominion Industries Limited (the "Company") is amalgamated under the laws of Canada. Under the Canada Business Corporations Act, the Company may indemnify a present or former officer or director of the Company or a person who acts or acted at the Company's request as a director or officer of another body corporate of which the Company is or was a shareholder or creditor and the heirs and legal representatives of such director or officer against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been such a director or officer of the Company or such other body corporate if the director or officer acted honestly and in good faith with a view to the best interests of the Company and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with a derivative action (e.g. an action by or on behalf of the Company) only with court approval and provided the conditions set forth above are fulfilled. A director or officer is entitled to such indemnification from the Company as a matter of right if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set forth above.

     In accordance with the Canada Business Corporations Act, the by-laws of the Company provide that the Company shall, subject to limitations contained in the Act, indemnify a director or officer, a former director or officer, or a person who acts or acted at the Company's request as a director or officer of the body corporate of which the Company is or was a shareholder or creditor and his or her heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such body if he or she acted honestly and in good faith with a view to the best interests of the Company, and, in the case of a criminal action or administrative action or proceeding that is enforced by monetary penalty, had reasonable grounds for believing that his or her conduct was lawful.

     The Company maintains directors' and officers' liability insurance with an aggregate policy limit of $100 million. Under this insurance coverage, the Company would be reimbursed for indemnity payments made on behalf of its directors and officers. Individual directors and officers would also be reimbursed for losses arising during the performance of their duties for which they are not indemnified by the Company. The current annual premium paid by the Company for directors' and officers' liability insurance is $258,750 and was not allocated to directors as a group or to officers as a group.

     Each individual executing this Registration Statement as an officer or director of United Dominion Industries Limited, United Dominion Holdings, Inc. or United Dominion Industries, Inc. serves as an officer or director of United Dominion Industries Limited.

     Each of United Dominion Holdings, Inc. and United Dominion Industries, Inc. (the "Delaware Corporations") is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The Certificate of Incorporation of United Dominion Industries, Inc. provides that United Dominion Industries, Inc. shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended from time to time, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section.

     The bylaws of the Delaware Corporations provide that the relevant Delaware Corporation shall indemnify, to the fullest extent permitted by the Delaware General Corporation Law, as amended (to the extent such amendments provide broader indemnification rights), each person who was or is made a party to or is otherwise involved in an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of such Delaware Corporation or is or was serving at the request of such Delaware Corporation as a director, officer, employee or agent of another entity (an "indemnitee"), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, that, except as described in such bylaws with respect to proceedings to enforce rights to indemnification, such Delaware Corporation shall only indemnify an indemnitee in connection with a proceeding initiated by such indemnitee if such proceeding was authorized by the Board of Directors of such Delaware Corporation. The right to indemnification in the bylaws of the

Delaware Corporations includes the right to advancement of expenses incurred in defending any such proceeding, subject to any requirements of the Delaware General Corporation Law for undertakings to repay amounts advanced upon final adjudication that such indemnitee is not entitled to be indemnified for advanced expenses.

     The Bylaws of the Delaware Corporations also provide that such corporations may maintain insurance, at their expense, to protect such corporations and any director, officer, employee or agent of such corporations or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Delaware Corporations would have the power to indemnify such persons against expenses, liabilities or losses under the Delaware General Corporation Law.

     Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. Section 102 provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The certificate of incorporation of each of the Delaware Corporations includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

     The following is a list of all the exhibits filed as part of the Registration Statement. References to the Company mean United Dominion Industries Limited.

EXHIBIT
  NO.          EXHIBIT
-------        -------
  1.01*    --  Form of Underwriting Agreement
  4.01     --  Form of Indenture among United Dominion Industries, Inc., as issuer, United Dominion Industries Limited and United
               Dominion Holdings, Inc., as guarantors, and First Union
               National Bank, as trustee
  4.02     --  Form of guaranteed debt securities (included in Article Two of Exhibit 4.01)
  5.01     --  Opinion of Robinson, Bradshaw & Hinson, P.A.
  5.02     --  Opinion of Stikeman, Elliott
 12.01     --  Computation of Ratio of Earnings to Fixed Charges
 23.01     --  Consent of KPMG LLP
 23.02     --  Consent of Robinson, Bradshaw & Hinson, P.A. (included in
               Exhibit 5.01)

EXHIBIT
  NO.          EXHIBIT
-------        -------
 23.03     --  Consent of Stikeman, Elliott (included in Exhibit 5.02)
 24.01     --  Power of Attorney of William R. Holland
 24.02     --  Power of Attorney of William Dries
 24.03     --  Power of Attorney of C. Theodore Leinbach III
 24.04     --  Power of Attorney of Donald N. Boyce
 24.05     --  Power of Attorney of Hermann Buerger
 24.06     --  Power of Attorney of James E. Courtney
 24.07     --  Power of Attorney of Peter A. Crossgrove
 24.08     --  Power of Attorney of Jere A. Drummond
 24.09     --  Power of Attorney of R. Stuart Dickson
 24.10     --  Power of Attorney of James A. Grant
 24.11     --  Power of Attorney of John T. Mayberry
 24.12     --  Power of Attorney of Dr. Harry A. Nurkin
 24.13     --  Power of Attorney of Russell C. King, Jr.
 24.14     --  Power of Attorney of Dalton D. Ruffin
 24.15     --  Power of Attorney of William W. Stinson
 24.16     --  Power of Attorney of George S. Taylor
 25.01     --  Statement of Eligibility of Trustee on Form T-1

-------------------------

* To be filed by amendment or to be incorporated by reference from a subsequently filed Form 8-K.

ITEM 17.  UNDERTAKINGS

     Each undersigned registrant hereby undertakes as follows:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that the undertakings in subparts (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by such subparts is contained in periodic reports filed with or furnished to the Commission by such registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of such registrant pursuant to the foregoing provisions, or otherwise, such registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by such registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on January 18, 2000.

                                          UNITED DOMINION INDUSTRIES LIMITED

                                          By:      /s/ WILLIAM R. HOLLAND*
                                             -----------------------------------
                                                     William R. Holland
                                                Chairman and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons and in the capacities indicated on January 18, 2000.

              SIGNATURE                                 TITLE
              ---------                                 -----

       /s/ WILLIAM R. HOLLAND*          Chairman of the Board of Directors and
--------------------------------------    Chief Executive Officer (Principal
          William R. Holland              Executive Officer)

          /s/ WILLIAM DRIES             Senior Vice President and Chief
--------------------------------------    Financial Officer (Principal
            William Dries                 Financial Officer)

     /s/ C. THEODORE LEINBACH III       Vice President and Controller
--------------------------------------    (Principal Accounting Officer)
       C. Theodore Leinbach III

         /s/ DONALD N. BOYCE*           Director
--------------------------------------
           Donald N. Boyce

         /s/ HERMANN BUERGER*           Director
--------------------------------------
           Hermann Buerger

        /s/ JAMES E. COURTNEY*          Director
--------------------------------------
          James E. Courtney

       /s/ PETER A. CROSSGROVE*         Director
--------------------------------------
         Peter A. Crossgrove

        /s/ JERE A. DRUMMOND*           Director
--------------------------------------
           Jere A. Drummond

        /s/ R. STUART DICKSON*          Director
--------------------------------------
          R. Stuart Dickson

              SIGNATURE                                 TITLE
              ---------                                 -----
         /s/ JAMES A. GRANT*            Director
--------------------------------------
            James A. Grant

        /s/ JOHN T. MAYBERRY*           Director
--------------------------------------
           John T. Mayberry

       /s/ DR. HARRY A. NURKIN*         Director
--------------------------------------
         Dr. Harry A. Nurkin

      /s/ RUSSELL C. KING, JR.*         Director
--------------------------------------
         Russell C. King, Jr.

        /s/ DALTON D. RUFFIN*           Director
--------------------------------------
           Dalton D. Ruffin

       /s/ WILLIAM W. STINSON*          Director
--------------------------------------
          William W. Stinson

        /s/ GEORGE S. TAYLOR*           Director
--------------------------------------
           George S. Taylor

      *By: /s/ RICHARD L. MAGEE
--------------------------------------
  Richard L. Magee, Attorney in Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on January 18, 2000.

                                          UNITED DOMINION HOLDINGS, INC.

                                          By:      /s/ WILLIAM R. HOLLAND*
                                             -----------------------------------
                                                     William R. Holland
                                                Chairman and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons and in the capacities indicated on January 18, 2000.

              SIGNATURE                                 TITLE
              ---------                                 -----

       /s/ WILLIAM R. HOLLAND*          Chairman of the Board of Directors and
--------------------------------------    Chief Executive Officer (Principal
          William R. Holland              Executive Officer)

          /s/ WILLIAM DRIES             Senior Vice President and Chief
--------------------------------------    Financial Officer (Principal
            William Dries                 Financial Officer)

     /s/ C. THEODORE LEINBACH III       Vice President and Controller
--------------------------------------    (Principal Accounting Officer)
       C. Theodore Leinbach III

        /s/ DALTON D. RUFFIN*           Director
--------------------------------------
           Dalton D. Ruffin

       /s/ WILLIAM W. STINSON*          Director
--------------------------------------
          William W. Stinson

      * By: /s/ RICHARD L. MAGEE
--------------------------------------
  Richard L. Magee, Attorney in Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on January 18, 2000.

                                          UNITED DOMINION INDUSTRIES, INC.

                                          By:      /s/ WILLIAM R. HOLLAND*
                                             -----------------------------------
                                                     William R. Holland
                                                Chairman and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons and in the capacities indicated on January 18, 2000.

              SIGNATURE                                 TITLE
              ---------                                 -----

       /s/ WILLIAM R. HOLLAND*          Chairman of the Board of Directors and
--------------------------------------    Chief Executive Officer (Principal
          William R. Holland              Executive Officer)

          /s/ WILLIAM DRIES             Senior Vice President and Chief
--------------------------------------    Financial Officer (Principal
            William Dries                 Financial Officer)

     /s/ C. THEODORE LEINBACH III       Vice President and Controller
--------------------------------------    (Principal Accounting Officer)
       C. Theodore Leinbach III

        /s/ DALTON D. RUFFIN*           Director
--------------------------------------
           Dalton D. Ruffin

       /s/ WILLIAM W. STINSON*          Director
--------------------------------------
          William W. Stinson

      * By: /s/ RICHARD L. MAGEE
--------------------------------------
  Richard L. Magee, Attorney in Fact

                                 EXHIBIT INDEX

EXHIBIT
  NO.         EXHIBIT
-------       -------
  1.01*   --  Form of Underwriting Agreement
  4.01    --  Form of Indenture among United Dominion Industries, Inc., as issuer, United Dominion Industries Limited and United
              Dominion Holdings, Inc., as guarantors, and First Union
              National Bank, as trustee
  4.02    --  Form of guaranteed debt securities (included in Article Two of Exhibit 4.01)
  5.01    --  Opinion of Robinson, Bradshaw & Hinson, P.A.
  5.02    --  Opinion of Stikeman, Elliott
 12.01    --  Computation of Ratio of Earnings to Fixed Charges
 23.01    --  Consent of KPMG LLP
 23.02    --  Consent of Robinson, Bradshaw & Hinson, P.A. (included in
              Exhibit 5.01)
 23.03    --  Consent of Stikeman, Elliott (included in Exhibit 5.02)
 24.01    --  Power of Attorney of William R. Holland
 24.02    --  Power of Attorney of William Dries
 24.03    --  Power of Attorney of C. Theodore Leinbach III
 24.04    --  Power of Attorney of Donald N. Boyce
 24.05    --  Power of Attorney of Hermann Buerger
 24.06    --  Power of Attorney of James E. Courtney
 24.07    --  Power of Attorney of Peter A. Crossgrove
 24.08    --  Power of Attorney of Jere A. Drummond
 24.09    --  Power of Attorney of R. Stuart Dickson
 24.10    --  Power of Attorney of James A. Grant
 24.11    --  Power of Attorney of John T. Mayberry
 24.12    --  Power of Attorney of Dr. Harry A. Nurkin
 24.13    --  Power of Attorney of Russell C. King, Jr.
 24.14    --  Power of Attorney of Dalton D. Ruffin
 24.15    --  Power of Attorney of William W. Stinson
 24.16    --  Power of Attorney of George S. Taylor
 25.01    --  Statement of Eligibility of Trustee on Form T-1

---------------

* To be filed by amendment or to be incorporated by reference from a subsequently filed Form 8-K.